Exhibit 8.1

List of Significant Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation and Incorporation Date	Date Acquired	Our Interest
777666 B.C. Ltd.	British Columbia; December 19, 2006	December 19, 2006	100%
Reliant Ventures S.A.C.	Peru, October 24, 2002	November 2007	55%
Mina Pirquitas, Inc.	Delaware, USA; September 8, 1994	October 22, 2004	100%
Pacific Rim Mining Corporation Argentina S.A.	Argentina; October 1, 1993	December 14, 2001	100%
Silver Standard Durango S.A. de C.V.	Mexico; January 21, 2004	January 21, 2004	100%